Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in amendment number 1 to the Registration Statement on Form S-1 of SeraCare Life Sciences, Inc. of our reports on Pressure Biosciences, Inc. and Subsidiaries (formerly Boston Biomedica, Inc. and Subsidiaries) dated March 4, 2004 (Except for Note 15 as to which the date is December 27, 2004) and December 10, 2004 (Except for Note 13(D) and (E) as to which the date is December 27, 2004) relating to the consolidated financial statements of Boston Biomedica, Inc. and Subsidiaries for the years ended December 31, 2003 and 2002, respectively, which appear in this Form S-1 of SeraCare Life Sciences, Inc., and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.

Certified Public Accountants

Boca Raton, Florida

May 9, 2005